Exhibit T3B.67

LIMITED LIABILITY COMPANY AGREEMENT

OF

UR of Fayetteville NY, LLC

This Limited Liability Company Agreement of UR of Fayetteville NY, LLC (the "LLC") is made and entered into as of the 24th day of December, 2002, by the undersigned, hereinafter referred to as the "Member."

WHEREAS, the Member desires to have the LLC respected as a limited liability company under applicable non-tax state law, but disregarded as an entity separate from the Member for purposes of applicable tax law, in accordance with United States Treasury Regulation, Section 301.7701-3(b)(1)(ii) and applicable state tax law;

Therefore, the Member hereby agrees as follows:

1.           Organization and Applicable Law.

1.1           LLC is Organized Under Delaware Law.  The LLC is organized pursuant to the provisions of Title 6, Subchapter I, Sections 18-101 and following of the Delaware Code Annotated, the Delaware Limited Liability Company Act (6 Del, C. §18-101, et seq.) (the "Act"), and the rights and liabilities of the Member shall be as provided therein, except as herein otherwise expressly stated. All questions with respect to the construction of this Agreement and the rights and liabilities of any person hereunder shall he determined in accordance with the provisions of the Act, and such other laws of the State as may be applicable,

1.2           Applicable Tax Law.  While the LLC has only one Member, it shall be disregarded as an entity separate from the Member for purposes of applicable tax law, in accordance with United States Treasury Regulation, Section 301.7701-3(b)(1)(ii) and applicable state tax law, and the Member and the LLC shall make such filings and take such other actions as may be appropriate to cause the LLC to he disregarded. At any time that the LLC has more than one Member, the Members shall take actions with regard to tax matters in accordance with

Section 9.2 of this Agreement.

1.3           Filings and Authorized Person.  The Member and the LLC shall make such filings and take such action as may he reasonably required to cause the LLC to be respected as a limited liability company under applicable non-tax state law of the State of Delaware (the "State") and any other state or jurisdiction in which the LLC may engage in business. George W. Herz 11 is hereby designated an "authorized person" to execute and file a Certificate of Formation of the

 LLC in accordance with the Act.

1.4           Registered Office And Registered Agent.  The address of the registered office of the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City

of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

2.           Business of Limited Liability Company.

The business of the LLC shall be to engage in any other business permitted a limited liability company under Delaware state law.

3.           Office.

The office of the LLC shall be 100 Charles Park Road, West Roxbury, Massachusetts 02132 or such other location or locations as the Member may from time to time designate in writing.

4.           Term.

The LLC shall commence on the date hereof and shall continue until the Member decides to terminate it.

5.           No Obligation to Make Additional Contributions.

The Member shall have no obligation to make additional capital contributions to the LLC for any purpose or reason.

6.           Operation and Control.

The Member shall be the manager of the LLC. In its capacity as manager of LLC, the Member shall have full charge of the operation, management and conduct of the LLC.

7.           Compensation.

The Member may receive such compensation (or no compensation) for services rendered by it to the LLC as it considers appropriate.

8.           Indemnification.

The Member shall not be liable for the debts, expenses or liabilities of the LLC, or for any other obligation related to the management or operation of the LLC's properties and the conduct of its business. In the event that the Member is held liable for a debt, expense or liability of the LLC and is required to pay or does pay any debt, expense or liability, the Member shall have a right of indemnification against the LLC for the full amount thereof, including its legal and other professional fees, if any.

9.           Transfers, Dissolution, and Additional Members.

9.1           Transfers in General.  The Member may, by written instrument, transfer, assign, pledge or sell its interest in the LLC to another without restriction.

9.2           Additional Members.  If, for any reason, the LLC has more than one Member at any time, then such Members shall act by majority vote and take such action and make such filings as are required to properly report the profits and losses and other items of the LLC for tax purposes in accordance with their respective interests in the LLC.

10.           Termination and Dissolution

10.1           Termination.  The LLC shall not terminate upon the transfer, sale or assignment of any interest in the LLC, but the LLC shall continue in accordance with the terms and conditions contained in this Agreement. The LLC shall terminate on the direction of the

Member, or by majority vote of the Members, if there is more than one.

10.2           Procedures upon Termination. Upon termination of the LLC, the Member shall proceed with reasonable promptness to liquidate the business of the LLC. After the payment of LLC debts, expenses of liquidation and any loans by the LLC, and after setting up of reasonable reserves for LLC liabilities, the balance of proceeds from liquidation shall be distributed to the Member, and the LLC shall be dissolved in accordance with the law of the State.

11.           Miscellaneous.

11.1           Successors.  This Agreement, where applicable, shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, successors, personal representatives and assigns.

11.2           Amendments.  This Agreement may not be amended, modified, altered or changed in any respect whatsoever except by the Member.

11.3           Records and Information.  The LLC shall keep at its principal office the following records, and such other records (if any) as may be required under applicable state law:

(a)	A current list of the full name and last known business address of each Member;

(b)	Copies of records that would enable a Member to determine the capital values and the relative voting rights of the Members;

(c)	A copy of the LLC Certificate of Formation and any restatements and amendments thereto;

(d)	Executed copies of any powers of attorney pursuant to which any certificate regarding the LLC or its Members has been executed;

(e)	Copies of the LLC's federal, state and local income tax returns and reports, if any, for the five (5) most recent years;

(f)	A copy of this Agreement;

(g)	Any written records of proceedings of the Members; and

(h)	Copies of any financial statements of the LLC for the five (5) most recent years.

11.4           Banking.  All funds of the LLC shall be deposited and kept in the name of the LLC and such bank account or accounts shall be designated by the Member.

11.5           Accountant.  The accountant for the LLC shall be such person or firm as may be determined by the Member.

11.6           Severability.  Any provision of the Act or other applicable law which is contrary to or supersedes any provision hereof shall not affect the validity of the balance of this

Agreement, and the remaining provisions shall be enforced as if the invalid provision were deleted.

IN WITNESS WHEREOF, the Member has hereunto signed and sealed this Limited Liability Company Agreement this 31st day of July, 2003.

UNO RESTAURANTS, LLC

/s/ Robert M. Vincent
Robert M. Vincent
Executive Vice President-Finance

SCHEDULE A

MEMBER'S

CONTRIBUTION TO CAPITAL

Member	Address	Capital Contribution
Uno Restaurants, LLC	100 Charles Park Road West Roxbury, MA 02132	$10,000.00